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                                                                  EXHIBIT (H)(6)

                     AMENDMENT TO FUND ACCOUNTING AGREEMENT

     AMENDMENT made as of March 8, 2007, and effective March 1, 2007, to that certain Fund Accounting Agreement, dated as of August 18, 2003, as amended (the "Agreement"), between CITIZENS FUNDS (the "Trust"), a Massachusetts business trust, having its principal place of business at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219.

     WHEREAS, the parties entered into that certain letter amendment, dated as of December 21, 2006 (the "Letter Amendment") to, inter alia, extend the term of the Agreement; and

     WHEREAS, the parties wish to amend the Agreement to terminate the Letter Amendment, extend the term of the Agreement, and include provisions relative to the provision of additional services in connection with the valuation of securities held in certain Funds' portfolios.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   TERM.

     Section 6 of the Agreement is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

          "This Agreement shall become effective as of August 1, 2003 and continue in effect until February 28, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days' advance written notice by the party alleging cause, or (iv) by either party, upon a minimum of 120 days' advance written notice to the other, in the event that the Board of the Trust approves a reorganization of the Trust due to a change in control, or the Board of Directors of Citizens Advisers, Inc. ("Citizens") approves a change in control of Citizens. provided, however, that if no such reorganization or change in control shall actually occur after the Trust exercises such option to terminate this Agreement, the termination shall be null and void. Written notice of non-renewal in accordance with paragraph 1 (i) above must be provided at least one hundred twenty (120)

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     days prior to the end of the Initial Term or any Rollover Period, as the
     case may be.

     For purposes of this Agreement, a "change in control" means any of the following: (i) a merger or consolidation of Citizens with or into any other corporation or other business entity; (ii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Citizens' assets; (iii) the acquisition by any person or any group of persons acting in any transaction or series of related transactions, of the number of shares of Citizens' voting stock which results in such person or group of persons owning beneficially, directly or indirectly, immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting stock of Citizens; or (iv) any final and complete liquidation, dissolution or winding up of Citizens (whether voluntary or involuntary) that is not a reorganization of Citizens."

     2.   TERMINATION OF LETTER AMENDMENT.

     The parties agree that the Letter Amendment is hereby terminated and of no further force and effect.

     3.   SERVICES AS FUND ACCOUNTANT.

     Section 1(b)(i) and (ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) BISYS will calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

     (b) In each calculation of NAV, BISYS will apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trusts ("Valuation Procedures"), including (A) using pricing information from independent pricing services, with respect to securities for which market quotations are readily available, and (B) with respect to those Funds set forth on Schedule A hereto, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trusts and set forth on Schedule A (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination, as set forth under the Valuation Procedures.

     (c) BISYS will coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Trusts to monitor and evaluate their use of fair value pricing information under their Valuation Procedures.


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     (d) Consistent with the terms of the Agreement, in connection with the services provided in (a) through (c) above, BISYS will keep and maintain the books and records that are required to be kept and maintained under Rule 31a-1 or other applicable regulations under the 1940 Act, including those pertaining to (i) fair value prices and/or adjustment factors provided by Fair Value Information Vendors, and (ii) market prices for securities that are valued using fair value information provided by Fair Value Information Vendors."

     4.   COMPENSATION.

     Section 3 of the Agreement is hereby amended by adding the following:

          "In addition, as compensation for the services that relate to the use of Fair Value Information Vendors ("Fair Value Support Services"), the Trust shall pay to BISYS an "Annual BISYS Fee" ($5,000.00), as previously agreed."

     5.   REIMBURSEMENT OF EXPENSES AND MISCELLANEOUS SERVICE FEES

     Section 4(b)(iii) of the Agreement is deleted in its entirety and replaced with the following:

          "A charge for the pricing information obtained with respect to each of the securities held in the portfolio of each Fund, which charge shall not exceed the charge that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors."

     Section 4(b) of the Agreement is further amended to add the following:

     "(iv) Reimbursement for the actual costs incurred by BISYS to Fair Value
          Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of those Funds the Trust designates on Schedule A as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients by the Fair Valuation Information Vendors, if applicable)."

     5.   INSTRUCTIONS AND COMPLIANCE.

     The Trust hereby instructs and authorizes BISYS to provide information pertaining to the Fund's portfolio to Fair Value Information Vendors in connection with the fair value determinations made under the Trust's Valuation Procedures and other legitimate purposes related to the Fair Value Support Services to be provided hereunder.

     The Trust understands and acknowledges that while BISYS' services hereunder are intended to assist the Trust and its Board in fulfilling obligations to price and monitor pricing of Fund portfolios, BISYS does not assume responsibility for the accuracy or


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appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors. The Trust retains its overall responsibilities to (i) adopt policies and procedures monitoring for circumstances that may necessitate the use of fair value prices, (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security, (iii) determine a methodology or methodologies by which the current fair value of the portfolio security may be determined, and
(iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments.

     6.   INFORMATION TO BE FURNISHED BY THE TRUST

     The Trust represents that it, or its duly appointed Valuation Committee, has approved, or shall approve, each independent pricing vendor and Fair Value Information Vendor to be used by BISYS in rendering fund accounting services, including Fair Value Support Services hereunder.

     The Trust has furnished BISYS with a copy of the Trust's Valuation Procedures and any related policies or procedures applicable to the services hereunder, and BISYS agrees to render its services hereunder in a manner consistent with the Valuation Procedures and such related policies or procedures. The Trust will submit any material amendments to the Valuation Procedures and such related policies or procedures to BISYS for BISYS' review, and any amendment that would have a material impact upon the services to be rendered by BISYS or the responsibilities of BISYS shall be subject to approval by BISYS in good faith, including but not limited to the designation of any additional Fair Value Information Vendor.

     7.   TERMINATION.

     Notwithstanding the termination provisions set forth in Section 6 of the Agreement, the Trust may terminate, without the payment of a penalty, the Fair Value Support Services set forth under this Amendment upon thirty (30) days prior written notice to BISYS. The Trust will not be obligated to make any additional payments under the Annual BISYS Fee or the Annual Fair Valuation Vendor Fee after the expiration of the thirty (30) day notice period. However, the remainder of the provisions of the Amendment not relating to Fair Value Support Services shall continue in effect for the duration of the Agreement.

     8.   REPRESENTATIONS.

     (a) The Trust represents that it has full power and authority to enter into and perform this Amendment and that this Amendment has been presented to the Trust's Board of Trustees and that the Board of Trustees has approved this Amendment.

     (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.


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     9.   MISCELLANEOUS.

     (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

     (b) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

     (c) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

     (d) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

     (e) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        CITIZENS FUNDS


                                        By: /s/ Sean Driscoll
                                            ------------------------------------
                                        Name: Sean Driscoll
                                        Title: Executive Vice President and
                                               Treasurer


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Nadiff
                                            ------------------------------------
                                        Name: Fred Nadiff
                                        Title: President


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                                   SCHEDULE A

     LIST OF FUNDS SUBJECT TO FAIR VALUE DETERMINATIONS

Global Equity Fund


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